ENVIRONMENTAL CONTROL CORPORATION

Environmental Control Corporation Signs Contribution Agreement with National Research Council Canada Industrial Research Assistance Program (NRC-IRAP).

February 4, 2009 – Environmental Control Corporation (“EVCC”) (EVCC – OTC BB -News) -- (BUSINESS WIRE) – Environmental Control Corporation ("EVCC") has signed a Contribution Agreement with the National Research Council of Canada Industrial Research Assistance Program (NRC-IRAP) with the mutual goal of bringing EVCC’s catalytic muffler technology to the level of commercialization through a two phase Research and Development project.

The purpose of this project, entitled Lawn Care Catalysts, is to develop industry leading catalytic converters for seven of the industries most relied upon small Spark-Ignition (SI) engines- each engine representing a different Class within the EPA’s classification system. The objective of the project is to determine the suitability of EVCC’s technology as a universal solution to resolve emission concerns currently faced by the small engine industry. To do so, the catalysts must allow the applicable engines to meet both current and future emission standards for North America, they must last the full useful life of the engine, they must use the least amount of precious materials possible and they must accomplish all of the above while having little to no negative effect on engines’ performance or output.

The Project has been divided into two phases. During Phase 1, EVCC will develop catalyst solutions for four small engines. Pending successful completion of Phase 1, EVCC with the support of NRC-IRAP will proceed to Phase 2 of the project- developing catalytic mufflers for engines in each of the remaining three small SI engine classes.

Albert Hickman, President and CEO of EVCC, comments: “The Lawn Care Catalysts project is a very timely initiative given the heightened concern for the environment coupled with the recent implementation of EPA’s Phase 3 Emission Standards. EVCC is very pleased to collaborate with NRC-IRAP on this project, and we look forward to both the advisory support as well as the financial assistance offered through the program.”

NRC-IRAP works directly with partners to help industry take knowledge and innovation from the lab to the world’s marketplace.

Under the terms of this Agreement, NRC-IRAP has agreed to contribute up to $235,447 for completion of the Lawn Care Catalysts Project, with EVCC contributing an estimated $246,393. The project is scheduled to begin in April 2009, and will run until final completion of Phase 2 in November 2010.

EVCC is currently accepting applications from small engine manufacturers as well as lawn and garden equipment manufacturers interested in becoming partners in this research and development effort. To learn more about the Lawn Care Catalysts Project, or to find out whether or not your company might qualify for participation, please contact Steve Norris: sn@econtrolcorp.com.

About Environmental Control Corporation

Environmental Control Corporation (OTCBB:EVCC) is a developer of Emission Control Devices for small Spark Ignition (SI) combustion engines. Typical devices within this spectrum include: walk behind rotary mowers, rear engine riding mowers, front engine lawn tractors, riding garden tractors, snow throwers, commercial turf mowers, chainsaws, hand held blowers, backpack blowers, trimmers/brush cutters, mopeds, scooters, snowmobiles, all-terrain vehicles and personal water crafts. EVCC’s technologies are compact in design, have proven emission reductions in HC+NOX of up to 98.9%, and they often eliminate the need for a conventional muffler. Small SI engines produce approximately one tenth of U.S. mobile source hydrocarbon (HC) emissions and are the largest single contributor to non-road HC inventories.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the Act and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, bringing EVCC’s catalytic muffler technology to the level of commercialization through a two phase Research and Development project with the NRC-IRAP agreement, the development of industry leading catalytic converters for seven of the industry’s most relied upon small Spark-Ignition (SI) engines- each engine representing a different Class within the EPA’s classification system, or the ability of the project to determine the suitability of EVCC’s technology as a universal solution to resolve emission concerns currently faced by the small engine industry.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage company in the emissions control industry and its products and the entry into new markets for such products. These forward-looking statements are made as of the date of this news release, and Environmental Control assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Environmental Control believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's current and periodic reports filed from time to time with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Environmental Control Corporation
Jeremy Poirier – Investor Relations
Toll Free – 1.877.331.8777